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                                                                       EXHIBIT 5


                 [Letterhead of Wildman, Harrold, Allen & Dixon]


                                  July 13, 2001


Oak Technology, Inc.
139 Kifer Court
Sunnyvale, California 94086

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Oak Technology, Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to 2,600,000 shares (the "Shares") of the Company's common stock, par value $.001 per share, which may be issued and sold pursuant to the Company's 1994 Stock Option Plan and the Company's 1994 Employee Stock Purchase Plan (collectively, the "Plans").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plans; (ii) the Registration Statement; (iii) the Restated Certificate of Incorporation, as amended, of the Company certified by the Secretary of State of Delaware as of July 12, 2001; (iv) the By-laws of the Company certified by the Secretary of the Company; and (v) such other documents as we have deemed necessary and appropriate as a basis for the opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.



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July 13, 2001
Page 2



     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, assuming full payment is made for the Shares, when issued pursuant to the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

     Members of our firm are admitted to the bar of the State of Illinois and we do not express any opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                       Very truly yours,

                                       /s/ Wildman, Harrold, Allen & Dixon